Exhibit 4.4

THIRD AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP V, L.P.

This THIRD AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP V, L.P. (this “Amendment”), is made as of April 29, 2015 by and among American Realty Capital Trust V, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Operating Partnership V, L.P., a Delaware limited partnership (the “Partnership”), and American Realty Capital Advisors V, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Initial Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, dated as of April 4, 2013, as amended December 31, 2013 and April 15, 2015 (the “Partnership Agreement”).

RECITALS:

WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to make certain amendments to the Partnership Agreement (i) correcting an inadvertent error in certain formulas regarding calculations related to the issuance of Class B Units and (ii) reflecting that the Partnership will no longer issue Class B Units in respect of services provided by the Advisor under the Advisory Agreement for any period commencing on or after April 1, 2015;

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 16.1(a) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a) is substituted in its place:

“a)          A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall cause the Partnership to issue to the Initial Limited Partner within thirty (30) days after the end of each Quarter until and including the Quarter ending March 31, 2015 the number of Class B Units equal to the quotient of:

(i)
Prior to the NAV Pricing Start Date, (A) the product of (I) the Cost of Assets multiplied by (II) 0.1875%, divided by (B) the Value of one share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.

(ii)	After the NAV Pricing Start Date, (A) the product (I) of the lower of the Cost of Assets and the fair value of the Partnership’s assets multiplied by (II) 0.1875%

divided by (B) the NAV per share of Common Stock as of the last day of such Quarter; provided, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

2.The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.

3.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

4.This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

5.This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL TRUST V, INC.

By:    /s/ William M. Kahane
Name:    William M. Kahane
Title:    Chief Executive Officer

INITIAL LIMITED PARTNER:

AMERICAN REALTY CAPITAL ADVISORS V, LLC

By:	American Realty Capital Trust V Special Limited Partner, its sole member

By:    AR Capital, LLC, its sole member

By:    /s/ William M. Kahane
Name:    William M. Kahane
Title:    Manager